EXECUTIVE EMPLOYMENT AGREEMENT

DATED AS OF JULY 1, 2015

BETWEEN

IMEDICOR, INC.

AND

ROBERT MCDERMOTT

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") made as of this 1st day of July 2015 (the "Effective Date"), by and between **iMedicor, Inc.**, a Nevada corporation (hereinafter called the "Company"), and **Robert McDermott**, an individual (hereinafter called "Executive").

RECITALS

The Company desires to employ Executive and Executive desires to accept such employment, all on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants set forth in this Agreement, the parties hereto agree as follows:

1. **Employment.**

Subject to the terms and conditions of this Agreement, the Company hereby employs Executive, and Executive hereby accepts such employment, as follows:

2. **Full Time Occupation.**

Executive will devote Executive's entire business time, attention, and efforts as reasonably necessary to the performance of Executive's duties under this Agreement, and will serve the Company faithfully and diligently and will not engage in any other employment while employed by the Company except for certain personal investments which the executive has made the board aware of.

(a) **Salary.** During the Employment Period (the Company will pay to Executive a base salary at a rate of $225,000 per annum ("Base Salary"). The Company will pay the Base Salary in accordance with the Company's established payroll procedures. Payments will be made in bi-weekly installments, or in such other periodic installments upon which the Company and Executive will mutually agree.

(b) **Bonus.** In addition to the Base Salary, Executive will be eligible to receive annual incentive bonus compensation (the "Annual Bonus") pursuant to an Executive Bonus Plan approved by the Company's Board of Directors and/or the Compensation Committee of the Board of Directors. The minimum annual bonus will be 100% of Base Salary. The annual bonus will be guaranteed. Annual bonus may exceed 100% of base salary if performance metrics are met determined by the company's Board of Directors and/or Compensation Committee.

(c) **Withholding.** The Company may withhold from any payments or benefits under this Agreement, all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Executive shall bear all

expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payments received by Executive hereunder.

4. **Stock Awards.**

(a) **Initial Grant.** As of the Effective Date, the Board of Directors shall award to Executive the following stock awards:

(i) options to acquire 100,000,000 shares of the Company's Common Stock, $0.0001 par value, at an exercise price equal to the ten (10) day average closing price of the Company common shares prior to the Effective Date; and

(ii) 5 shares of the Company's Series B Preferred Stock.

The options to purchase the 100,000,000 shares of the Company's Common Stock shall vest in three equal annual installments commencing on the first anniversary of the Effective Date.

(b) **Future Stock Awards.** In the sole and absolute discretion of the Compensation Committee, Executive may become eligible for future stock awards on such terms and conditions as the Committee shall direct.

5. **Transportation Expenses.**

Executive will maintain his primary residence in the Orlando, Florida area. The Company will pay the executive an expense allowance of $1,000 per month. If payments for or reimbursements to Executive under this Section 5 are reportable as taxable income by Executive, the payments and reimbursements by the Company shall be grossed up to take into account the income tax impact and an amount equal to the sum of such gross-ups shall be paid by the Company to Executive at the beginning of the next calendar year (January 15 pay period).

6. **Other Benefits.**

(a) **Reimbursement.** During the Employment Period, the Company will reimburse Executive for all travel (other than for local travel for which Executive shall be reimbursed as provided in Section 5) and entertainment expenses and other ordinary and necessary business expenses incurred by Executive in connection with the business of the Company and Executive's duties under this Agreement. To obtain reimbursement, Executive will submit to the Company receipts, bills, or sales slips for the expenses incurred.

(b) **Professional Memberships and Continuing Professional Education.** The Company will pay for dues and fees required for any professional licenses maintained by Executive, memberships in professional or industry associations, continuing education requirements associated with any professional license and conferences and seminars commonly attended by executives in similar companies.

(c) **Vacation.** Executive will be entitled to four weeks paid vacation each year.

(d) **Other Benefits.** During the Employment Period, Executive will be entitled to participate in any group insurance, pension, retirement, vacation, expense reimbursement, stock option, and other plans, programs, and benefits approved by the Compensation Committee and made available from time to time to executive employees of the Company generally during the term of Executive's employment hereunder. The foregoing will not obligate the Company to adopt or maintain any particular plan, program, or benefit.

(e) **Health Insurance.** The company will provide/pay 100% of the Executives Health Insurance Plan. If the company does not provide a health insurance plan the company will reimburse the Executive 100% of the premium that Executive is paying for Health Insurance.

7. **Term of Employment.**

(a) **Employment Term.** The term of Executive's employment hereunder will commence on the Effective Date and will continue for a period of three years following the Effective Date, unless terminated by either party pursuant to the terms of this Agreement (such period and any extensions thereof, the "Employment Period"). The term of the Employment Period hereunder will automatically renew for a successive two-year term, unless terminated by either party giving written notice to the other not less than 30 days prior to the end of the then-current term or as otherwise set forth in this Agreement.

(b) **Termination Under Certain Circumstances.** Notwithstanding anything to the contrary herein contained:

(i) **Death.** Executive's employment will be automatically terminated, without notice, effective upon the date of Executive's death.

(ii) **Disability**. If Executive will fail to perform any of Executive's job duties under this Agreement as the result of illness or other incapacity, with or without reasonable accommodation, for a period of more than eight consecutive weeks, or for more than eight weeks within any six-month period, as determined by the Company, the Company may, at its option, and upon notice to Executive, terminate Executive's employment effective on the date of that notice.

(iii) **Cause**. The Company may terminate Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" will mean any of the following:

(1) the failure of Executive to perform Executive's duties pursuant to this Agreement to the objectively reasonable satisfaction of the Board of Directors, which remains uncured for 15 days after a written demand for performance is delivered to Executive by the Board of Directors of the Company that specifically identifies the manner in which the Board of Directors or such executive officer believes that Executive has not performed Executive's duties. Executive shall have the right to cure such failure and in writing notify the Board of Directors thereof within the 15-day cure period, prior to any final termination;

(2) Executive's indictment for, or conviction of, a crime involving moral turpitude whether or not relating to the Company;

(3) gross negligence or willful misconduct by Executive in the performance of his duties as an employee of the Company;

(4) the association, directly or indirectly, of Executive, for his profit or financial benefit, with any person, firm, partnership, association, entity, or corporation that competes with the Company;

(5) the disclosing or using of any material Confidential Information (as hereinafter defined) of the Company at any time by Executive, except as required in connection with his duties to the Company;

(6) the breach by Executive of his fiduciary duty or duty of trust to the Company, including, but not limited to, the commission by Executive of an act of fraud or embezzlement against the Company;

(7) chronic absenteeism;

(8) substance abuse;

(9) *misconduct* or dishonesty toward or involving the Company, which misconduct or dishonesty is injurious to the Company, monetarily or otherwise; or

(10) any other material breach by Executive of any of the terms or provisions of this Agreement, which other material breach is not cured within ten business days of written notice to the Executive by the Company.

(iv) **Change of Control**. In the event of a Change of Control (as defined below), the Company or Executive may, each at their respective options, upon written notice to the other, terminate Executive's employment by providing the other party with 30 days' written notice after the effective date of the Change of Control.

(v) For the purposes of this Agreement, a "Change in Control" will be deemed to have occurred if and when:

(1) **Tender Offer**. A tender offer or exchange offer is made whereby the effect of such offer is to take over and control the Company, and such offer is consummated for the equity securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding voting securities;

(2) **Merger or Consolidation**. The shareholders of the Company approve a merger, consolidation, recapitalization, or reorganization of the Company, or consummation of any such transaction if shareholder approval is not obtained, other than any such transaction that would result in at least 75% of the

total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

(3) **Sale of Assets**. The shareholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets to another person or entity, which is not a wholly owned subsidiary of the Company

(v) **Without Cause**

(1) Executive may terminate the Employment Period at any time before the expiration of this Agreement upon giving to the Company written notice sixty days in advance of the proposed termination date.

(2) The Company may terminate the Employment Period at any time before the expiration of this Agreement without cause by giving to Executive written notice sixty days in advance of the proposed termination date.

(vi) **Result of Termination of Employment Period.**

(1) In the event of the termination of the Employment Period pursuant to Section 7(b)(iii) [Cause] or Section 7(b)(v)(1) [by Executive] above, Executive will receive no further compensation under this Agreement following the date of termination.

(2) In the event of the termination of the Employment Period pursuant to Section 7(b)(i) [Death] or 7(b)(ii) [Disability] above, Executive or Executive's personal representative or estate will continue to receive Executive's Base Salary during the six-month period following the date of termination and Executive's stock options granted under Section 4(a) shall become fully vested at the date of termination and the restrictions on Executive's Restricted Series B Stock granted under Section 4(a) shall be lifted at the date of termination.

(3) In the event of the termination of the Employment Period pursuant to Section 7(b)(iv) [Change in Control] above, Executive will continue to receive his Base Salary and his Annual Bonus computed at 100% of Base Salary for the 24-month period following the date of termination and Executive's stock options granted under Section 4(a) shall become fully vested at the date of termination and the restrictions if any on Executive's Series B Stock granted under Section 4(a) shall be lifted at the date of termination.

(4) In the event of termination during the initial three year term of the Employment Period pursuant to Section 7(b)(v)(2) [Without Cause] above, Executive will continue to receive his Base Salary for the 18 month period following the date of termination or through the end of the then-current Employment Period,

whichever is longer. In the event of termination during any subsequent two year term of the Employment Period pursuant to Section 7(b)(v)(2) [Without Cause] above, Executive will continue to receive his Base Salary for the 18 month period following the date of termination.

(5) Executive will continue to be bound by Sections 8 and 9 of this Agreement following termination of Executive's employment on any basis set forth in this Section 7(b).

8. **Competition and Confidential Information.**

(a) **Non-Competition.** During the term of the Employment Period and for six months after the termination of the Employment Period , regardless of the reason therefore, or six months after the final payment of compensation by the Company to Executive, whichever is later, Executive will not (whether directly or indirectly, as owner, principal, agent, stockholder, director, officer, manager, executive, partner, participant, or in any other capacity) engage or become financially interested in any competitive business conducted within the Restricted Territory or solicit, canvas, or accept, or authorize any other person, firm, or entity to solicit, canvas, or accept, from any customers of the Company or its subsidiaries, any business within the Restricted Territory for Executive or for any other person, firm, or entity. As used herein, "customers of the Company" will mean any persons, firms, or entities that purchased goods or services from the Company during the Employment Period; "competitive business" will mean any business which sells or provides or attempts to sell or provide products or services the same as or substantially similar to the products or services sold or provided by the Company or any of its subsidiaries; and the "Restricted Territory" will mean the United States or, in the alternative, in the event any reviewing court finds the United States to be overbroad or unenforceable, within 25 miles of any existing or proposed office location of the Company.

(b) **Confidential Information.** Executive will maintain in strict secrecy all confidential or trade secret information relating to the business of the Company or any of its subsidiaries (the "Confidential Information") obtained by Executive in the course of Executive's employment, and Executive will not, unless first authorized in writing by the Company, disclose to, or use for Executive's benefit or for the benefit of any person, firm, or entity at any time either during or subsequent to the term of Executive's employment with the Company, any Confidential Information, except as required in the performance of Executive's duties on behalf of the Company. For purposes hereof, "Confidential Information" will include, without limitation, any trade secrets, knowledge, or information with respect to processes, procedures, plans, inventions, techniques, or know-how; any business methods or forms; any names or addresses of customers or data on customers or suppliers; and any business policies or other information relating to or dealing with the purchasing, sales, or distribution policies or practices of the Company.

(c) **Return of Books and Papers.** Upon the termination of Executive's employment with the Company for any reason, Executive will deliver promptly to the Company all catalogues, manuals, memoranda, drawings, and specifications; all cost, pricing, and other financial data; all customer information; all other materials, whether written, printed or stored in any electronic media, which are the property of the Company or any of its subsidiaries (and any copies of them); desktop or laptop computers, software, access cards, "passwords", cellular

phones, personal digital assistants and pagers; and all other materials which may contain Confidential Information relating to the business of the Company or any of its subsidiaries (whether maintained in tangible, documentary form, computer memory or other electronic or digital format), which Executive may then have in Executive's possession whether prepared by Executive or not.

(d) **Disclosure of Information.** Executive will disclose promptly to the Company, or its nominee, any and all ideas, designs, processes, and improvements of any kind relating to the business of the Company or any of its subsidiaries, whether patentable or not, conceived or made by Executive, either alone or jointly with others, during working hours or otherwise, during the entire period of Executive's employment with the Company, or within six months thereafter.

(e) **Assignment.** Executive hereby assigns to the Company or its nominee, the entire right, title, and interest in and to all discoveries and improvements, whether patentable or not, which Executive may conceive or make during Executive's employment with the Company, or within six months thereafter, and which relate to the business of the Company or any of its subsidiaries. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Executive during the Employment Period (collectively, the "Work Product") shall belong exclusively to the Company and shall be considered a work made by Executive for hire within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made for hire, Executive agrees to assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest that Executive may have in such Work Product. Upon the Company's request, Executive will take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

(f) **Equitable Relief.** In the event a violation of any of the restrictions contained in this Section 8 is established, the Company will be entitled to preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which right will be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event of a violation of any provision of this Section 8, the period for which those provisions would remain in effect will be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation will have been finally terminated in good faith.

(g) **Restrictions Separable.** Each and every restriction set forth in this Section 8 is independent and severable from the others, and no such restriction will be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part.

(h) **No Violation.** The execution and delivery of this Agreement and the performance of Executive's services contemplated hereby will not violate or result in a breach by Executive of, or constitute a default under, or conflict with: (i) any provision or restriction of any employment, consulting, or other similar agreement; (ii) any agreement by Executive with any

third party not to compete with, solicit from, or otherwise disparage such third party; (iii) any provision or restriction of any agreement, contract, or instrument to which Executive is a party or by which Executive is bound; or (iv) any order, judgment, award, decree, law, rule, ordinance, or regulation or any other restriction of any kind or character to which Executive is subject or by which Executive is bound.

(i) **Non-Disparagement.** Executive agrees that he will make no statement, oral or written, and which, by itself, may significantly or substantially damage the reputation of the Company or any director, officer or employee of the Company.

9. **Miscellaneous.**

(a) **Notices.** All notices, requests, demands, and other communications required or permitted under this Agreement will be in writing and will be deemed to have been duly given and received: (i) if mailed by registered or certified mail, three business days after deposit in the United States mail, postage prepaid, return receipt requested; (ii) if hand delivered, upon delivery against receipt or upon refusal to accept the notice; or (iii) if delivered by a standard overnight courier, one business day after deposit with such courier, postage prepaid, in each case, addressed to such party at the address set forth below:

(i) If to the Company:

iMedicor
13506 Summerport Parkway
Suite #160
Windermere FL 34786

(ii) If to Executive:

Robert McDermott
4205 Clarice Ct
Windermere FL34786

Either party may change the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 9(a) for the giving of notice.

(b) **Waivers.** Neither any failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor will any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence.

(c) **Controlling Law, Jurisdiction and Venue.** This Agreement and all questions relating to its validity, interpretation, performance, and enforcement will be governed by and construed in accordance with the laws of the State of Florida, notwithstanding any State of Florida or other conflict-of-interest provisions to the contrary. Executive agrees that any and all claims arising between the parties out of this agreement shall be controlled by the laws of the State of Florida, as follows: any dispute, controversy arising out of, connected to, or relating to any matters herein of the transactions between the Company and Executive, or this Agreement, which cannot be resolved by negotiation (including, without limitation, any dispute over the arbitrability of an issue), will be settled by binding arbitration in accordance with the J.A.M.S/ENDISPUTE Arbitration Rules and Procedures, as amended by this Agreement. Arbitration proceedings will be held in Orlando, Florida. The Company and Executive agree the prevailing party on any action to enforce rights hereunder shall be entitled, in addition to any awarded damages, their costs and reasonable attorney's fees, whether at arbitration, or on appeal. The parties agree that this provision and the Arbitrator's authority to grant relief are subject to the United States Arbitration Act, 9 U.S.C. 1- 16 et seq. ("USAA") and the provisions of this Agreement. The parties agree that the arbitrator has no power or authority to make awards or issue orders of any kind except as expressly permitted by this Agreement, and in no event does the arbitrator have the authority to make any award that provides for punitive or exemplary damages. The award may be confirmed and enforced in any court of competent jurisdiction. All post-award proceedings will be governed by the USAA. The Company and Executive irrevocably consent to the jurisdiction and venue of such arbitration and such courts.

(d) **Binding Nature of Agreement.** This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns except that no party may assign or transfer such party's rights or obligations under this Agreement without the prior written consent of the other party.

(e) **Execution in Counterparts.** This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original as against any party whose signature appears thereon, and all of which will together constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of the parties reflected hereon as the signatories.

(f) **Provisions Separable.** The provisions of this Agreement are independent of and separable from each other, and no provision will be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(g) **Entire Agreement.** This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements, and conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede: (a) any course of performance and/or usage of the trade inconsistent with any of the terms hereof; and (b) any provision of any other plan or agreement maintained by the Company for the benefit of its employees generally inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

(i) **Gender.** Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

(j) **Number of Days.** In computing the number of days for purposes of this Agreement, all days will be counted, including Saturdays, Sundays, and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday, or holiday, then the final day will be deemed to be the next day which is not a Saturday, Sunday, or holiday.

(k) **Third Party Beneficiaries.** This Agreement shall not inure to the benefit of anyone other than Executive and the Company and their successors and assigns. No third party may bring an action to enforce any term hereof and no third party beneficiary rights are created by this Agreement.

(l) **Non-Transferability**. This is a personal agreement. None of the Executive's rights, benefits, or interests hereunder may be subject to sale, anticipation, alienation, assignment, encumbrance, charge, pledge hypothecation, transfer, or set off in respect of any claim, debt, or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement by evidence of the signatures below and the Board Resolution attached as exhibit A, as of the Effective Date.

IMEDICOR, INC., a Nevada corporation

JD Smith – Chairman of the Board

By
Date: ______________________

EXECUTIVE

____
Robert McDermott, an individual

Date: 7/1/15